                                                                   Exhibit 10.39


                                   EXHIBIT I

                                                            33088-2
                           BUILDING OPTION AGREEMENT

     THIS BUILDING OPTION AGREEMENT ("Agreement") is made and entered into this 31 day of March, 1988, by and between FOUNTAIN ASSOCIATES I, LTD., a Florida limited partnership, ("FOUNTAIN") and ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation ("ANCHOR").

      IN CONSIDERATION of Ten Dollars ($10.00), the mutual agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FOUNTAIN and ANCHOR hereby agree as follows:

      1. Option. FOUNTAIN grants to ANCHOR an option (hereinafter "Option"), which shall be exclusive for the "Term" (hereinafter defined), to purchase from FOUNTAIN on the terms and conditions herein provided, the following property, rights and interests (collectively, the "Property"):

      (a) All of that certain land (hereinafter referred to as "Land") legally described on attached Exhibit "A", and all rights appurtenant thereto;

      (b) Density rights of 100,000 square foot of office space;

      (c) Any and all improvements on the Land:

      (d) Any and all rights in and to that certain Option for Parking Easement by and between FOUNTAIN SQUARE ASSOCIATES and FOUNTAIN dated of even date herewith, (the "Option for Parking Easement"), or if previously exercised the easement rights described therein; and

      (e) All right, title and interest of FOUNTAIN in and to all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies of any kind that relate to the Property.

2. Option Term; Exercise; Termination.

      (a) The term ("Term") of this Option unless terminated earlier as provided for in paragraph 2(c) herein, shall expire ninety (90) days prior to the last day of the ninth year of that certain Lease Agreement of even date herewith for Anchor Place at Fountain Square entered into between FOUNTAIN and ANCHOR (the "Lease").

      (b) ANCHOR may exercise the option contained in this Agreement at any time during the Term subsequent to the Commencement Date as defined in the Lease by giving written notice (hereinafter "Exercise Notice") to that effect to FOUNTAIN along with Fifty Thousand Dollars

($50,000.00) in cash or cashier's check as non-refundable earnest money ("Earnest Money"), which Earnest Money shall be applied to the "Purchase Price" (hereinafter defined).

      (c) If ANCHOR does not give an Exercise Notice with respect to the Property by the expiration of the Term or if ANCHOR is in default under the terms of the Lease then this Agreement and the Option granted hereby shall automatically terminate. In such event FOUNTAIN's remedies shall be as described in Section 16 herein.

      3. Purchase Price; Option Payment.

      The total purchase price (hereinafter "Purchase Price"), for the Property shall be the Actual Total Project Cost for the Building as determined pursuant to the formula described in Exhibit "B" attached hereto and incorporated herein by reference. FOUNTAIN will notify ANCHOR of the Actual Total Project Cost for the Building as soon as that figure is available subsequent to issuance of the Certificate of Occupancy on the Improvements and completion of the tenant improvements. The actual amount shall be set forth in an Addendum to this Agreement which Addendum shall be signed by both ANCHOR and FOUNTAIN. Notwithstanding the foregoing, the Purchase Price shall be reduced by an amount equal to the sum of all payments made by ANCHOR to third parties to pay a portion of the Actual Total Project Cost and all principal payments made by ANCHOR prior to or at the date of Closing to the lender that subsequent to the execution of this Agreement finances the construction of improvements on the Land ("Construction Lender") or provides permanent financing for the improvements on the Land ("Permanent Lender"). The Construction Lender and Permanent Lender are collectively referred to as "Lender", and the loan procured by FOUNTAIN for financing the improvements on the Land is hereinafter referred to as "Debt".

      Notwithstanding any provision to the contrary, the Purchase Price shall not be reduced by the use of loan proceeds received from the Permanent Lender to pay off the Construction Lender.

      The Purchase Price for the Property shall be payable at the "Closing" (hereinafter defined) as follows:

      (a) ANCHOR shall assume the balance, as of the date of Closing, of the Debt;

      (b) ANCHOR shall pay to FOUNTAIN, in cash or cashier's check, the difference between the Purchase Price and the Debt assumed by ANCHOR plus or minus net prorations described in this Agreement; and

      (c) Notwithstanding the above, if the Debt cannot be assumed by ANCHOR due to a change in the financial position of ANCHOR then in that event ANCHOR shall pay to FOUNTAIN, in cash or cashier's check, the Purchase Price plus or minus net prorations described in this Agreement.

    4. Closing

      (a) The consummation of the sale and purchase of the Property (the "Closing") shall take place within ninety (90) days (hereinafter "Exercise Term") after ANCHOR gives the Exercise Notice or at any time within the Exercise Term subsequent to receipt by FOUNTAIN of written notice from ANCHOR at least twenty (20) days prior to the proposed closing date provided that (i) title is shown to be good and marketable and in accordance with the provisions of this Agreement or is otherwise accepted by ANCHOR, and (ii) all conditions precedent to ANCHOR's and FOUNTAIN's obligation to close under this Agreement have been satisfied.

      (b) In the event the Closing does not occur before expiration of the Term for any reason other than a default hereunder by FOUNTAIN then ANCHOR shall forfeit the Earnest Money and all other money given to FOUNTAIN with respect to this Agreement.

      (c) The Closing shall take place at the offices of Annis, Mitchell, Cockey, Edwards & Roehn, P.A., One Tampa City Center, Suite 2100, Tampa, Florida 33602.

      5. Conveyance and Permitted Exceptions. At Closing, FOUNTAIN shall convey to ANCHOR good and marketable fee simple title to the Property by a recordable Special Warranty Deed (the "Deed"), subject to (i) taxes for the year of closing and subsequent years, (ii) easements, restrictions and covenants of record existing on the date of execution of this Agreement, (iii) restrictions pertaining to the allocated density to be conveyed, and the requirements set forth in Paragraph 17 hereof, (iv) documents to be executed in connection with the Debt, (v) Declaration of Protective Covenants, Building Standards and Easements of FOUNTAIN SQUARE (the "Declaration") recorded on or about the execution of this Agreement, and all future supplements thereto made in accordance with the terms of the Declaration, and (vi) any and all other instruments placed of record subsequent hereto and approved in writing by ANCHOR, and (vii) any lien on the Property which is security for any loan assured by ANCHOR; (collectively the '"Permitted Exceptions"). The deed of conveyance shall convey to ANCHOR the density rights provided for herein and restrict the future development of the Property to such density.

      6. Title Insurance.

      (a) Not less than five (5) days prior to Closing, FOUNTAIN, at ANCHOR's expense, shall deliver to ANCHOR a title commitment (hereinafter "Title Commitment") of the Property as of a current date, issued by a title company (hereinafter "Title Company) chosen by FOUNTAIN and reasonably acceptable to ANCHOR. If the Title Commitment discloses encumbrances or exceptions to title other than the Permitted Exceptions (such other exceptions being referred to as "Unpermitted Exceptions"), FOUNTAIN, at its sole cost and expense, shall use its best efforts to cause the Unpermitted Exceptions to be removed from the Title Commitment prior to the Closing; provided, however, that except for the lien of any mortgage or other encumbrance which may be removed by the payment of an ascertainable sum (which, except for the Debt, shall be removed by the Closing), FOUNTAIN shall not be required to expend more than $5,000.00 to remove any Unpermitted Exceptions.

      (b) If the Unpermitted Exceptions, if any, have not been so removed prior to the Closing, ANCHOR, at its sole option and upon written notice to FOUNTAIN, may elect to: (i) terminate the Agreement with respect to the Property and receive a refund of Earnest Money and thereupon ANCHOR and FOUNTAIN shall be released as to one another of all further obligations under this Agreement; or (ii) accept the conveyance of the Property.

      (c) FOUNTAIN, at ANCHOR's expense, shall furnish to ANCHOR, and the consummation of a Closing shall be conditioned upon the issuance to ANCHOR by the Title Company of, an ALTA Owner's Title Insurance Policy Form B (1970, as amended) (hereinafter "Title Policy") in the amount of the Purchase Price, insuring good and marketable fee simple title to the Property in ANCHOR, subject only to the Permitted Exceptions and the exceptions, if any, which ANCHOR has agreed to accept.

      7. Survey. FOUNTAIN, at ANCHOR's expense, shall provide ANCHOR with a current survey of the Property as soon as possible following the receipt of the Exercise Notice, but in any event within thirty (30) days of the Exercise Notice, certified in favor of ANCHOR and the Title Company by certification substantially in the form annexed hereto as Exhibit "C" and prepared by a duly registered surveyor licensed to do business in the State of Florida and who is otherwise reasonably acceptable to ANCHOR. The survey shall reflect the boundaries of the Property, all improvements thereon, if any, and all easements to the Property. In the event the survey shows any title defect then FOUNTAIN shall have the same right to cure such defect as provided in Paragraph 6 hereof.

      8. Obligations of FOUNTAIN Prior to Closing. During the Term and until the Closing of the Property, FOUNTAIN shall create or grant no easement or license affecting any part of the Property, other than as may be established pursuant to the Declaration, and shall refrain from creating or incurring a mortgage, lien, or other encumbrance in any way affecting the Property other than the Permitted Exceptions and the construction and permanent financing discussed herein, and from committing any waste upon the Property, without ANCHOR's prior written consent.

      9. Documents and Instruments to be Furnished by FOUNTAIN at Closing. At Closing, FOUNTAIN shall execute and deliver to ANCHOR the following documents:

      (a) Special Warranty Deed (in recordable form) containing a provision transferring to the Grantee density rights to 100,000 square feet of office development space;

      (b) No Lien and Possession Affidavit in the form attached hereto as Exhibit "D";

      (c) A Certificate of Exemption (FIRPTA Affidavit) in the form attached hereto as Exhibit "E";

      (d) Four copies of the "Closing Statement" (defined in Section 11 below) executed by FOUNTAIN;

      (e) Title insurance policy satisfying the requirements of paragraph 6 hereof; and

      (f) A copy of most recent paid ad valorem tax bill.

      10. ANCHOR's Obligations at Closing. Provided that FOUNTAIN performs all of its obligations under this Agreement, ANCHOR shall deliver to FOUNTAIN at the Closing the following:

      (a) The difference between the Purchase Price and Debt assumed at Closing, plus or minus net prorations, in the form of a cashier's check made payable to or wire transfer of immediately available bank funds to the Title Company.

      (b) Four copies of the Closing Statement referred to in Section 11 below executed by ANCHOR.

      (c) Promissory Note in the amount of $1,000,000.00 as described in paragraph 16 hereof.

      (f) The Property has full, free and adequate access to and from public highways and roads, and FOUNTAIN has no knowledge of any fact or condition which would result in the termination of such access.

      All of the foregoing representations and warranties shall be remade by FOUNTAIN at and shall survive the Closing.

      13. Representations and Warranties of ANCHOR. ANCHOR hereby represents, warrants and covenants to FOUNTAIN:

      (a) ANCHOR is a valid and existing corporation in good standing in the State of its incorporation and is qualified to do business in Florida;

      (b) The execution of this Agreement on behalf of ANCHOR and the consummation of this Agreement by ANCHOR will not violate or be in breach of any provisions of the articles of incorporation or bylaws of the corporation.

      All of the foregoing representations and warranties shall be remade by ANCHOR at and shall survive the Closing.

      14. Broker. FOUNTAIN and ANCHOR represent and warrant to each other that, it has not utilized the services of any real estate broker, salesperson or finder in connection with this Agreement or the transaction contemplated hereby. ANCHOR and FOUNTAIN each agree to indemnify, defend and hold the other harmless from and against all claims for brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party or any person or entity acting or purportedly acting on behalf of the indemnifying party.

      15. Condemnation. If prior to the Closing part of the Property shall be taken by any governmental authority under its power of eminent domain, then ANCHOR shall take title to the Property at the Closing without any abatement or adjustment in the Purchase Price it being understood that in such event FOUNTAIN would have to replace any condemned parking spaces pursuant to the terms of the Lease. Notwithstanding any provision to the contrary, it is expressly understood and agreed to between the parties that FOUNTAIN shall have no obligation to replace the surface parking spaces after the Closing.

      All pre-closing requirements of ANCHOR, including, but not limited to, Exercise Notice and delivery of Earnest Money, shall apply notwithstanding the exercise of eminent domain.

      16. Remedies.

      (a) If ANCHOR gives an Exercise Notice and fails to keep or observe any covenant, agreement or obligation to be kept or observed by ANCHOR under this Agreement or the Lease, and FOUNTAIN is not in default thereunder, then FOUNTAIN shall have the right to refuse to close by giving written notice to that effect to ANCHOR, in which event the Earnest Money and all other money paid hereunder by ANCHOR to FOUNTAIN shall be forfeited to FOUNTAIN as liquidated damages or FOUNTAIN may seek specific performance of the terms of this Agreement in a court of competent jurisdiction. In the vent FOUNTAIN fails to keep or observe any covenant, agreement or obligation to be kept or observed by FOUNTAIN hereunder and ANCHOR is not in default thereunder then ANCHOR shall have the right to the immediate return of the Earnest Money or seek specific performance of the terms of this Agreement in a court of competent jurisdiction.


      (b) On the commencement date of the lease, ANCHOR shall execute a promissory note in the amount of One Million Dollars ($1.000,000.00). in the form attached hereto as Exhibit "F" (hereinafter "Promissory Note"), and ANCHOR shall secure the Promissory Note with an unconditional, irrevocable letter of credit issued by a bank acceptable to FOUNTAIN in the amount of One Million Dollars ($1,000,000.00), in substantially the form annexed hereto as Exhibit "G" or provide other collateral acceptable to FOUNTAIN and Lender. The Letter of Credit shall be issued by a national bank acceptable to FOUNTAIN and have a maturity date of one (1) year. If the Letter of Credit is not renewed for an additional 1 year within thirty (30) days of the maturity date of the letter of Credit FOUNTAIN may draw upon the Letter of Credit. The Promissory Note evidences ANCHOR's promise to pay FOUNTAIN One Million Dollars ($1,000,000.00) in the event the Property is not purchased by ANCHOR prior to the expiration of the Term of this Agreement or such earlier termination of this Agreement as provided for herein.

      17. Right of First Refusal. Subsequent to closing by ANCHOR under the terms of that certain Land Option Agreement by and between ANCHOR and Fountain Square Associates of even date herewith ANCHOR expressly agrees that ANCHOR shall not sell, convey or transfer except as to an encumbrance provided to any institutional lender by ANCHOR to secure a loan and as to a transfer pursuant thereto by virtue of a default under said loan, its right, title and interest in the Property or any part thereof, unless ANCHOR shall have first made an offer to sell its interest in the Property to FOUNTAIN in the manner hereinafter prescribed, and the offer shall have been rejected in writing. The offer shall be given to FOUNTAIN and shall consist of an offer to sell ANCHOR its interest in the Property for the same price and upon the same terms as a prospective bona fide purchaser shall have theretofore offered for the Property in writing. A copy of the prospective bona fide purchaser's offer shall be attached to the offer of ANCHOR. With thirty (30) days after the receipt of the offer, FOUNTAIN may, at its option, elect to purchase, in its name or an entity owned or controlled by it, all, but not less than all of the interest proposed to be sold by ANCHOR. The election to purchase shall be exercised by the giving of written notice thereof to ANCHOR. The purchase price shall be the purchase price set forth in the prospective bona fide purchaser's written offer attached to the offer of ANCHOR and shall be paid in the same manner set forth therein. The closing of a purchase under this Paragraph shall take place at the principal office of Annis, Mitchell, Cockey, Edwards, Roehn, P.A., Suite 2100, Tampa City Center Building, Tampa, Florida or such other place designated by FOUNTAIN. The date of closing shall be specified in writing in the written acceptance by FOUNTAIN to ANCHOR, which closing date shall be the later of the date of closing set forth in the prospective bona fide purchaser's written offer to purchase or thirty (30) days after the last day on which FOUNTAIN may exercise its election to purchase. If ANCHOR's offer to sell its interest in the Property is rejected in writing by FOUNTAIN as to the entire interest sought to be sold, or if FOUNTAIN does not accept the offer in writing within the thirty (30) day period, the offer shall be deemed to have been rejected by FOUNTAIN, then ANCHOR may make a transfer to the prospective bona fide purchaser only under the identical terms theretofore stated to FOUNTAIN. If ANCHOR shall fail to make the transfer to the prospective bona fide purchaser pursuant to the terms of the offer provide to FOUNTAIN, the interest of ANCHOR sought to be sold shall again be subject to all the restrictions of this Agreement.

      18. Notices. Any notices required or permitted to be given hereunder shall be deemed given when delivered personally or by Federal Express or by courier or deposited in the United States mail, Postage prepaid, certified mail, return receipt requested, addressed to ANCHOR or FOUNTAIN, as the case may be, as follows:

      If to FOUNTAIN:   Mr. Jack Wilson
                        6200 Courtney Campbell
                        Causeway, Suite 600
                        Tampa, Florida 33607

      With a copy to:   Stephen J. Mitchell, Esquire
                        Annis, Mitchell, Cockey,
                        Edwards & Roehn, P.A.
                        P.O. Box 3433
                        Tampa, Florida 33601

      If to ANCHOR:     Mr. Vincent J. Naimoli,
                        Chairman, Chief Executive
                        Officer and President
                        Anchor Glass Container Corporation
                        One Anchor Place
                        1100 Anchor Street
                        Tampa, Florida 33607-1765

      With a copy to:   Jack S. Newsome, Esquire

                        Holland and Knight
                        P. O. Box 1288
                        Tampa, Florida 33601

      Either party to this Agreement may change its address for notice purposes by giving notice thereof to the other party hereto, except that such change of address notice shall not be deemed to have been given until actually received by the addressee thereof.

      19. Miscellaneous.

      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement shall assign any of its rights or obligations hereunder without the prior written consent of the other party, except that this Agreement may be held by a successor corporation of ANCHOR through merger as long as the financial strength of such entity is greater than or equal to ANCHOR's as it exists as of the date hereof.

      (b) This Agreement constitutes the entire agreement and understanding between the parties hereto, and it is agreed that any change in, addition to, amendment or modification of the terms hereof shall be of no effect unless reduced to writing and signed by FOUNTAIN and ANCHOR.

      (c) The captions used in connection with the Sections of this Agreement are for convenience of reference only and shall not be deemed to construe or limit the meaning or language of this Agreement.

      (d) Time is of the essence of this Agreement and the performance of all covenants, agreements and obligations hereunder. In the event that the last day for performance of any obligation hereunder occurs on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next following business day.

      (e) If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (f) Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies whatsoever.

      (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

      (h) The representations, warranties, provisions, covenants and agreements contained in this Agreement shall survive the Closing of the sale and purchase of the Property pursuant to this Agreement and shall not be merged into any deed or document.

      (i) In connection with any litigation between FOUNTAIN and ANCHOR, including appellate proceedings, arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs from the other party.

      (j) A memorandum of this option in the form annexed hereto as Exhibit "H" may be recorded among the Public Records of Hillsborough County.

      IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date and year noted above.

Witnesses:                                FOUNTAIN ASSOCIATES I, LTD.,
                                          a Florida limited partnership


                                          By: TWC SIXTY-ONE, INC., its
                                          General Partner




                                          By: /s/ Illegible
_________________________                    __________________________

                                                Its: President
_________________________

                                          ANCHOR GLASS CONTAINER CORPORATION,
                                          a Delaware corporation



                                          By: /s/ Illegible
_________________________                    ___________________________

                                                 Its: President
_________________________

                                   EXHIBITS


      Exhibit "A" -     Legal Description of the Land

      Exhibit "B" -     Total Project Cost

      Exhibit "C" -     Surveyor's Certificate

      Exhibit "D" -     No Lien Affidavit

      Exhibit "E" -     FIRPTA Affidavit

      Exhibit "F" -     Promissory Note

      Exhibit "G" -     Letter of Credit

      Exhibit "H" -     Memorandum of Option

                                   EXHIBIT A


DESCRIPTION:  ANCHOR PARCEL

A tract of land lying ln the Northward 1/4 of Section 7, Township 29 South, Range 18 East, Hillsborough County, Florida, being more particularly described as follows:

From the Northwest corner of Section 7, Township 29 South, Range 18 East, Hillsborough County, Florida, run thence S.00(degree)19'53"W., 109.28 feet, along the West boundary line of the Northwest 1/4 of said Section 7; thence S.89(degree)40'07"E., 30.00 feet to the East right-of-way line of GEORGE ROAD; run thence N.39(degree)17'32"E., 25.52 feet, along intersection right-of-way line for MEMORIAL HIGHWAY (STATE ROAD NO. S-576); thence S.89(degree)58'39"E.,
242.01 feet, along the South right-of-way line of MEMORIAL HIGHWAY (STATE ROAD NO. 576); to the beginning of a curve to the right; thence Easterly, 298.44 feet, along the curved Southerly right-of-way line of said MEMORIAL HIGHWAY (having a radius of 5682.58 feet, a central angle of 03(degree)00'33", and a chord bearing and distance of S.88(degree)28'23"E., 298.41 feet) to a point of reverse curvature; thence continue Easterly on a curve to the left, 37.40 feet along the curved Southerly right of way line of said MEMORIAL HIGHWAY (having s radius of 5776.58 feet, n central angle of 00(degree)22'15", and a chord bearing and distance of S.87(degree)08'02"E., 37.40 feet) for a Point of Beginning; from said Point of Beginning, run thence Easterly 204.61 feet, along the curved Southerly right-of-way line of said MEMORIAL HIGHWAY (being a curve to the left, having a radius of 5776.58 feet, a central angle of 02(degree)01'46", and a chord bearing and distance of S.88(degree)20'03"E., 204.60 feet), to a point of right-of-way change; thence S.00(degree)08'40"W., 12.00 feet, along the right-of-way line on the South Side of said MEMORIAL Highway; thence Easterly,
49.60 feet, along the curved Southerly right-of-way line of said MEMORIAL HIGHWAY (being a curve to the left, having a radius of 5788.58 feet, a central angle of 00(degree)29'31", and a chord bearing and distance of S.89(degree)36'53"E., 49.60 feet), to the end of said curve; thence S.89(degree)51'39"E., 350.39 feet, along the South right-of-way line of said Memorial HIGHWAY, thence S.48(degree)57'56"E., 94.63 feet, along intersection right-of-way line, to the West right-of-way line of EISENHOWER BOULEVARD (STATE ROAD NO. 589); thence S.00(degree)25'30"W., 312.40 feet, along the West right-of-way line of said EISENHOWER BOULEVARD; thence N.89(degree)34'30"W., a distance of 336.00 feet; thence N.00(degree)25'30"E., a distance of 21.00 feet; thence N.79(degree)30'51"W., a distance of 31.48 feet; thence N.89(degree)34'30"W., a distance of 369.26 feet; thence 77.16 feet along the arc of a curve to the right, said curve having a radius of 469.00 feet and a chord of 77.08 feet which bears N.14(degree)07'44"E. to a point of reverse curvature; thence 170.69 feet along the arc of a curve to the left, said curve having a radius of 531.00 feet and a chord of 169.95 feet which bears N.09(degree)38'01"E.;. thence N.00(degree)25'30"E., a distance of 87.43 feet; thence 36.20 feet along the arc of a curve to the right, said curve having a radius of 43.00 feet and a chord of 35.14 feet which bears N.24(degree)32'41"E. to the Point of Beginning; containing 5.81 acres, more or less.

                                   EXHIBIT B

                      Anchor Glass Container Corporation
                             Product Cost Budget

      1.    Land (5.81 Acres at $10.00 per Square Foot)           $ 2,531,000
      2.    Design and Construction Cost                          $ 4,888,000
      3.    Tenant Fit-Up                                         $   912,000
      4.    Development Fees                                      $   653,000
      5.    Finance and Administration Expenses                   $   875,000
      6.    Free Rent Period (Debt Service During
            the Period in Which Tenant is not Paying
            Monthly Rental)                                       $ 1,000,000
      7.    Contingency                                           $   174,000
      8.    Tenant Extras                                         $   467.000
                  Total Project Cost                              $11,500.000


The Total Project Cost Budget for Anchor Place at Fountain Square Project (the "Project") is comprised of the general line items described above. Landlord has and does hereby guarantee to Tenant that the actual cost items for the Project as described in line items 2 (Design and Construction Costs) and 7 (Contingency) will not exceed $5.062.000 plus the amount of net aggregate Change Orders issued pursuant to the Lease. Any overruns in the aggregate of such line items other than those overrun costs attributable to Change Orders or other Work Letters authorized and approved by Tenant in accordance with the Lease will be paid for by the Landlord.

      In the event that the actual costs for line items 2 (Design and Construction Costs) and 7 (Contingency) are less than the amount set forth herein of 55,062,000 then savings ("Savings") will occur which Savings will be shared as described herein by Landlord and Tenant. The Savings shall be calculated by subtracting the actual invoiced costs of the work performed at the Project (net of any discounts taken) and the share of savings due to the general contractor of the Project from the $5.062.000. Under the general Contractors Agreement the general contractor shall receive twenty-five percent (25%) of the savings as defined therein. The Landlord will receive 12.5% of the Savings which amount will be paid in cash to Landlord upon final determination of such cost but in no event sooner than the Commencement Date under the Lease. The balance of the Savings (which constitutes 87.5\ of the Savings) will be available to the Tenant. For example, if the actual Design and Construction Costs are $4.762.000.00, including the payment to the general contractor of his contracted share of Savings. then the Savings amount to 5300,000 ($4.888,000 from line item 2 plus 5174,000 from line item 7 equal $5,062,000 less actual cost of 54,762,000 equals 5300,000). Fountain will receive $37.500 in cash as its 12.5 share of Savings. The Savings of $300,000 attributable to the

                                EXHIBIT _______

                  S U R V E Y O R 'S   C E R T I F I C A T E

      The undersigned hereby certifies to Chicago Title Insurance Company, the joint venture company - Owner ), [Construction Lender], Annis, Mitchell, Cockey, Edwards & Roehn, and Holland & Knight, that the attached survey dated ___, 1988, of Legal Description, including the option parcel, as described thereon, represents an actual survey made by me or by my representatives under my directions and is certified in the State of Florida (Chapter 21 HH-6, Florida Administrative Code), and said survey, within the meaning of said Standards:

      1. was made on the ground and shown thereon as per the field notes and shows the boundary lines, dimensions and area of land indicated thereon, for each individual parcel indicated thereon;

      2. shows the location and dimensions of all alleys, streets, roads, rights-of-way, and easements of record as set forth in Schedule B, Sec ion 2 of Chicago Title Insurance Company, Commitment Number__;

      3. shows no unrecorded easements;

      4. shows any visible easements, right-of-way or party walls, and shows visible encroachments on adjoining premises, streets or alleys, by any buildings, structures or other improvements, and shows visible encroachments on the subject property by buildings, structures or other improvements situated on adjoining premises, if any;

      5. [The building site parcel] and [the option parcel], as shown, are contiguous to each other in all respects and there are no overlaps, hiatus, strips, or gores between the two parcels, and if taken as a tract, would constitute one parcel of land:

      6. shows ingress to and egress from the subject property as provided by Eisenhower Boulevard and Memorial Highway, with the Property building site parcel] being contiguous to the southern right-of-way boundary of Memorial Highway and the western right-of-way boundary of Eisenhower Boulevard, and there are no overlaps, hiatus, strips or gores between the boundaries of the Property and the southern right-of-way boundary of Memorial Highway and the western right-of-way boundary of Eisenhower Boulevard, which are paved, public rights of way;

      7. shows ingress to and egress from [the option parcel] as provided by Eisenhower Boulevard, ______ Street and ______ Street with [the option parcel] being contiguous to the western right-of-way boundary of Eisenhower Boulevard, the northern right-of-way boundary of ______ Street and the eastern right-of-way boundary of ______ Street and there are no overlaps, hiatus, strips or gores between the boundaries of [the option parcel] and the western right-of-way boundaries of Eisenhower Boulevard, the northern right-of-way boundary of ______ Street and the eastern right-of-way boundary of ______ Street, which are paved, public rights-of-way; and


      8. This property is located within Flood Zones "__ " and "__ " as shown by FIRM (Flood Insurance Map), Community Panel 120112 0210 C, revised April 17, 1964, as published by the Federal Emergency Management Agency.

                                    CERTIFIED BY:


                                    ____________________________________




                                    By: ________________________________
                                          Florida Registered Land Surveyor No. _

                                          (SEAL)


                                    Date: _______________________________
the other sums as described in the term Monthly Debt Service defined in Exhibit G to the Lease. In the event of an overrun of this line item the Tenant shall have the option of funding such amounts, at Tenant's option, out of (i) Tenant Savings, if available, (ii) line item 6 (Free Rent Period) with an appropriate adjustment in the free rent allocation described in Paragraph 3(F) of the Lease, or (iii) funds of Tenant other than loan proceeds.

      The Tenant shall have the right to audit the payment of all costs used in calculating Total Project Cost and any Savings generated therefrom.

004-20-1088-164

                   EXHIBIT "D" TO BUILDING OPTION AGREEMENT

                   AFFIDAVIT (LIEN AND POSSESSION-PURCHASE)

STATE OF FLORIDA
COUNTY OF HILLSB0ROUGH

      BEFORE ME, the undersigned authority, this day personally appeared , who, being first duly sworn, says:

      1. That the Affiant is the ______ of TWC SIXTY-ONE, INC., a Florida corporation which is the general partner of FOUNTAIN ASSOCIATES I, LTD., a Florida limited partnership (the "Partnership"), and is authorized to make this Affidavit on its behalf.

      2. That the Partnership, is the owner of certain real property located in Hillsborough County, Florida, which is more particularly described on Exhibit A attached hereto and made a part hereof.

      3. There have been no improvements, alterations or repairs made by the Partnership, to the subject property within the past ninety (90) days for which the cost, or any part thereof, remain unpaid.

      4. There are no mechanics', or materialmen's or laborers' liens against the subject property, or any part thereof, which liens would have been created or incurred by virtue of an obligation of the Partnership, and no contractor, subcontractor, laborer, or materialman, engineer, land engineer or surveyor has any lien or right to lien against said property, or any part thereof, by virtue of any unpaid obligation created or incurred by the Partnership.

      5. That there are no claims, demands, contract rights, liens or judgments outstanding against said real property and that the Partnership is not indebted to anyone for any such property except:

      6. That there are no easements or claims of easements on the said real property not shown on the Public Records of Hillsborough County, Florida.

      7. That there are no outstanding rights or claims of any parties in possession not shown on the Public Records of Hillsborough County, Florida, and that there are no parties other than ANCHOR GLASS CONTAINER CORPORATION in possession of or has a right to possess said real property.

                   EXHIBIT "E" TO BUILDING OPTION AGREEMENTS

                           AFFIDAVIT - (FIRPTA-1445)

STATE OF FLORIDA
COUNTY OF HILLSB0ROUGH

BEFORE ME, the undersigned authority, personally appeared __________, who being by me first duly sworn on oath say that:

      (1) Section 1445 of the Internal Revenue Code of 1954, as amended ("Code"), provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold a tax equal to ten percent (10%) of the amount realized on the transfer if the transferor is a foreign person as defined in the Code.

      (2) Affiant is the owner of such a United States real property interest situate in Hillsborough County, Florida, more particularly described in Exhibit A attached hereto.

      (3) Affiant is not a foreign person as defined in the Code and Income Tax Regulations promulgated thereunder.

      (4) Affiant's United States taxpayer identification number is
____________.

      (5) Affiant's address is ___________________.

      (6) This Affidavit and/or the contents hereof may be disclosed to the Internal Revenue Service by the transferee of the subject Property.


                                    ____________________________________

      Sworn to and subscribed before me this ___ day of _________________, 19__.


                        ________________________________________
                        Notary Public, State of Florida at Large

                        My Commission Expires: _________________

                   EXHIBIT "F" TO BUILDING OPTION AGREEMENT

                                PROMISSORY NOTE

$1,000,000.00                                               Tampa, Florida

                                                            ________, 1988

FOR VALUE RECEIVED the undersigned, ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation, ("Maker"), jointly and severally, if more than one, promises to pay, without grace, to the order of FOUNTAIN ASSOCIATES I, LTD., a Florida limited partnership, or its successors or assigns, together with any other holder hereof ("Holder"), at Bayport Plaza, Suite 600, 6200 Courtney Campbell Causeway, Tampa, Florida, or such other place as Holder may from time to time designate in writing, the principal sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), plus accrued interest, as hereafter provided, to be paid in lawful money of the United States of America, as follows:

            1) The outstanding principal indebtedness, shall only be due and payable in the event Maker does not purchase the Property during the Term (as defined in that certain Building Option Agreement executed on March 30, 1988 between Maker and Holder, hereinafter "Option Agreement: Building Parcel"), or any prior termination of the Option Agreement: Building Parcel as provided for therein, as a result of a default thereunder by the Maker provided the Holder is not otherwise in default in which event the principal indebtedness shall be due and payable on the expiration date of the Term (as described in Option Agreement: Building Parcel) or by virtue of the occurrence of any event described in Paragraph 2(c) of the Option Agreement: Building Parcel, (the "Maturity Date").

            2)    This Note shall not bear interest except upon default.

            3) After maturity or acceleration, this Note shall bear interest at the Default Interest Rate as provided herein until paid in full.

This Note is executed pursuant to the terms and conditions of the Option
Agreement: Building Parcel and is secured by a Letter of Credit in the amount of One Million Dollars ($1,000,000) of even date herewith, hereinafter referred to as "Letter of Credit". The foregoing and all other agreements, instruments and documents delivered in connection therewith and herewith are collectively referred to as the "Option Documents."

This Note has been executed and delivered in, and its terms and provisions are to be governed by and construed under the laws of, the State of Florida, except as such laws may be modified by the laws of the United States of America and regulations thereunder.

In no event shall Maker be obligated to pay interest or payments in the nature of interest which would result in interest being charged at a rate of interest in excess of the maximum rate contracted for by applicable law, as changed from time to time, which is applicable to this Note (the "Maximum Rate"). That portion of any payment made by Maker which results in the rate of interest being charged to exceed the Maximum Rate ("excess sum") shall be credited as a payment of principal, or if Maker so requests in writing, returned to Maker, or, if the indebtedness and other obligations evidenced by this Note have been paid in full; returned to Maker together with interest at the same rate as was paid by Maker during such period. Any excess sum credited to principal shall be credited as of the date paid to Holder. The Maximum Rate varies from time to time and from time to time there may be no specific maximum rate. Holder shall have the right hereunder to seek judicial determination of the applicable rate of interest, and during any period of judicial determination (including all appeals) the withholding of credit to principal or the withholding of payment to Maker of any proposed excess sum shall not be deemed a breach of the obligations of -Holder hereunder. In the exercise of Holder's right to seek judicial determination of the Maximum Rate, Holder shall be deemed to have acted in good faith hereunder, it being the intent of Holder to conform strictly to the limitations of applicable laws governing the charging of interest.

The "Default Interest Rate" and, in the event no specific maximum rate is applicable, the Maximum Rate hereunder shall be four (4) percentage points over the prime rate of Southeast Bank, N.A., as announced from time to time at its principal office in Miami, Florida.

Any payment of principal which is not paid when due, shall bear interest at the Default Interest Rate from the due date until paid.

Time is of the essence hereunder. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, Maker and any other person liable for payment hereof hereby, severally and jointly, agree to pay all costs of collection, including reasonable attorneys' fees (including charges for paralegals) whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors' proceedings or otherwise.

Holder may accept partial payments or payments marked "payment in full or "in satisfaction" or words to similar effect at any time. Acceptance of such payments shall not affect or vary the duty of Maker to pay all obligations when due hereunder, and endorser, guarantor, surety or other person now or hereafter primarily or secondarily liable for the payment of this Note, whether by signing this or another instrument.

In this Note, whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural, and the plural number includes the singular.

Maker and any other person liable for the payment hereof respectively, hereby
(a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, all other forms of notice whatsoever, and diligence in collection; (b) consent that Holder may, from time to time and without notice to any of them or demand, (i) extend, rearrange, renew or postpone any or all payments, (ii) release, exchange, add to or substitute all or any part of the collateral for this Note, and/or (iii) release Maker (or any co-maker) or any other person liable for payment hereof, without in any way modifying-, altering, releasing, affecting or limiting their respective liability or the lien of any security instrument; and (c) agree that Holder, in order to enforce payment of this Note against any of them, shall not be required first to institute any suit or to exhaust any of its remedies against Maker (or any co-maker) or against any other person liable for payment hereof or to attempt to realize on any collateral for this Note.

MAKER AND ANY OTHER PERSON LIABLE FOR PAYMENT HEREOF, BY EXECUTING THIS NOTE OR ANY OTHER DOCUMENT CREATING SUCH LIABILITY, WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER'S EXTENDING CREDIT TO MAKER AND NO WAIVER OR LIMITATION OF HOLDER'S RIGHTS UNDER THIS PARAGRAPH SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON HOLDER'S BEHALF.

Maker acknowledges that the above paragraph has been expressly bargained for by Holder as part of the loan evidenced hereby and that, but for Maker's agreement and the agreement of any other person liable for payment hereof thereto, Holder would not have extended the loan for the term and with the interest rate provided herein.

IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

                                     ANCHOR GLASS CONTAINER CORPORATION,
                                     a Delaware corporation


                                     By:_______________________________
                                         Its: President
                                         (CORPORATE SEAL)

                                           "MAKER"

                   EXHIBIT "G" TO BUILDING OPTION AGREEMENT

IRREVOCABLE LETTER OF CREDIT NUMBER: ____________________

ADVISING BANK:                      APPLICANT:

                                    Anchor Glass
                                    Container Corporation
                                    One Anchor Place
                                    1100 Anchor Street
                                    Tampa, Florida 33607-1765

BENEFICIARY:                        AMOUNT:
Fountain Associates I, Ltd.,        One Million Dollars
a Florida limited partnership       ( $1,000,000,000.00)
c/o Mr. Jack Wilson
6200 Courtney Campbell Causeway     EXPIRATION
Suite 600                           DATE: _______, 198 _
Tampa, Florida 33607


Gentlemen:

We hereby establish in your favor, as Beneficiary, our Irrevocable Letter of Credit Number ____ for the account of our client and applicant, Anchor Glass Container Corporation, and authorize you to draw on us at sight up to an aggregate amount of One Million Dollars ($1,000,000.00).

Documents required:

1.    Draft drawn on us at sight.

2. Beneficiary's signed statement that Anchor Glass Container Corporation is obligated to pay the amount of $1,000,000 pursuant to that certain Building Option Agreement dated ______, 1988, by and between Fountain Associates I, Ltd., a Florida limited partnership, and Anchor Glass Container Corporation.

This Irrevocable Letter of Credit is assignable and fully transferable.

Except so far as expressly stated, this Irrevocable Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1983 revision), International Chamber of Commerce Publication, No. 400.


                                    _____________________________________
                                    Authorized Signature

                   EXHIBIT "H" TO BUILDING OPTION AGREEMENT

                         MEMORANDUM OF BUILDING OPTION

Date of Option: _____________________

Owner: Owner's Mailing Address:

      Fountain Associates I, Ltd.
      c/o Wilson Management Company
      6200 Courtney Campbell Causeway
      Tampa, Florida 33607

Option Holder: Option Holder's Mailing Address:

      Anchor Glass Container Corporation
      One Anchor Place
      1100 Anchor Street
      Tampa, Florida 33607-1765

Property Description:

      Those lands in Hillsborough County, Florida, described on attached Exhibit "A".

      Owner represents that Owner, on the date shown above, for the consideration set forth in the Building Option Agreement, by and between Owner and Option Holder, granted to Option Holder an exclusive option to purchase all of the property for the price and upon the terms and conditions set forth in the Agreement. The Agreement contains terms relating to use, purchase exercise rights, condition of title, closing in the event of purchase, default, notice, and other matters.

      All persons, firms, or corporations dealing with the Property, or any interest therein are charged with notice of the option and of all terms and conditions of the option. Copies of the Agreement are held by both Owner and Option Holder.

      It is expressly acknowledged by both the Owner and Option Holder that notice of the termination of the rights of the Option

This instrument prepared by and
return to:
Stephen J. Mitchell, Esquire
Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
Post Office Box 3433
Tampa, Florida 33601

Holder in the aforesaid Agreement may be evidenced solely by an affidavit, signed and recorded by Owner wherein Owner recites that the Agreement is terminated and of no further force and effect.

Signed in the presence of:          Owner:

                                    FOUNTAIN ASSOCIATES I, LTD.,

                                    By: TWC SIXTY ONE, INC., its General Partner

_______________________________     By:_________________________________
                                             Its President
_______________________________


                                    Option Holder:

                                    ANCHOR GLASS CONTAINER CORPORATION


_______________________________     By:_________________________________
                                              Its President
_______________________________


STATE OF FLORIDA
COUNTY OF ____________

      Execution of the foregoing instrument was acknowledged before me this ____________, 19__, by ___________________, as President of TWC SIXTY, ONE,
INC., a Florida corporation, on behalf of the corporation, as General Partner of FOUNTAIN ASSOCIATES I, LTD.

                                    ______________________________________
                                    Notary Public

                                    My Commission Expires:

STATE OF FLORIDA
COUNTY OF ____________

      Execution of the foregoing instrument was acknowledged before me this ____________, 19__, by ___________________, as President of ANCHOR GLASS
CONTAINER CORPORATION, a Delaware corporation, on behalf of the corporation.

                                    __________________________________
                                    Notary Public

                                    My Commission Expires: